CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is effective March 21, 2013 between NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, a Nebraska limited liability company located at 80 Arkay Drive, Suite 110, Hauppauge, NY 11788 (“NLCS”) and PREDEX a registered investment company organized as a Delaware statutory trust, located at 17605 Wright Street, Suite 2, Omaha, NE 68130 (the ʺTrustʺ), on behalf of each portfolio series listed on the attached Appendix A, as may be amended from time to time (each a “Fund” and collectively “Funds”).

I.  SCOPE OF SERVICES

NLCS will provide compliance services to the Trust as set forth herein and assist  the Trust  in  complying  with  the  Federal  Securities  Laws  (defined  by  Rule  38a‐1)  and meeting its responsibilities as outlined by Rule 38a‐1 under the Investment Company Act of 1940, as amended (the “1940 Act”).

Phase I ‐ Risk Management and Policies and Procedures Review

As part of the risk management and policies and procedures review, NLCS will perform the services listed below.

a.   Evaluation of Internal Control Structure

1.   Conduct interviews with certain employees throughout the business lines of the Trust that are responsible for the day‐to‐day operations of the Trust in relation to  compliance  with  the  Federal  Securities  Laws  by  the  Trust  and  each investment adviser, principal underwriter, administrator, and transfer agent of the Trust (collectively the “Service Providers”).

2.  Assess from the interviews the operational risks and compliance with stated policies and procedures of the Trust and its Service Providers.

3.   Review internal audit and other reports maintained by the Trust and, to the extent practicable, its Service Providers, related to compliance with the Federal Securities Laws.

4.   Review any written policies and procedures provided pursuant to Item b below to assess the appropriateness of such documents with respect to compliance with the Federal Securities Laws by the Trust and its Service Providers.

b.   Policies and Procedures

Conduct a detailed review and assessment of the Trustʹs policies and procedures pertaining to compliance with the Federal Securities Laws. This review will cover among other things, policies and procedures relating to:

•

Pricing of portfolio securities and Fund shares, with a focus on the following items within the pricing policies and procedures:

a)   Monitoring for circumstances that may necessitate the use of fair value prices;

b)  Establishing  criteria  for  determining  when  market  quotations  are  no longer reliable for a particular portfolio security;

c)   Providing   a   methodology  or   methodologies  by   which   the   Funds

determine the current fair value of the portfolio securities; and

d)  Reviewing the appropriateness and accuracy of the methodology used in valuing securities, including making any necessary adjustments.

•

Processing of Fund shares, with a focus on the following items:

a)   Segregation  of  investor  orders  received  before  the  Funds  price  their shares from those that were received after the Funds price their shares; and

b)  Methodology  used  by  the  Funds  to  protect  themselves  and  their shareholders against late trading.

•

Identification of affiliated persons to ensure that any transactions with affiliated persons are executed in compliance with the 1940 Act.

•

Protection of nonpublic information, including:

a) Prohibitions against trading portfolio securities on  the  basis  of information acquired by analysts or portfolio managers employed by the Trust or its Service Providers;

b)  Disclosure  to  third  parties  of  material  information  about  the  Funds'portfolios, trading strategies, or pending transactions; and

c)  Purchase or sale of Fund shares by the Trust or its Service Providers’ personnel based on material, nonpublic information about the Funds’ portfolios.

•

Compliance with fund governance requirements, including the procedures to guard against:

a)   Improperly constituted Board of Trustees (the “Board”);

b)  Failure of the Board to properly consider matters entrusted to it; and

c)   Failure of the Board to request and consider information required by the

1940 Act from the Trust and its Service Providers.

•

The excessive short‐term trading of mutual fund shares that may be harmful to the Funds, including a focus on the following areas:

a)   Consistency of policies and procedures with the Funds’ disclosed policies regarding market timing;

b)  Monitoring of shareholder trades or flows of money in and out of the

Funds in order to detect market timing activity;

c)   Enforcement of the Funds’ policies regarding market timing;

d)  Prevention of short‐term trading waivers that would harm the Funds or their shareholders or subordinate the interests of the Funds or their shareholders to those of the Trust or any other affiliated person or associated person of the Trust; and

e)   Reporting to the Fundʹs Board regarding all waivers granted, so that the

Board can determine whether the waivers were proper.

•

Document retention and business continuity.

In addition, NLCS shall conduct a review of the policies and procedures of the Trust’s  Service  Providers,  as  they  relate  to  the  Trust’s  compliance  with  the Federal Securities Laws.

Investment Adviser Review

The review of the policies and procedures of each Fund’s investment adviser shall cover, among other things, to the extent applicable to the Trust:

a) Portfolio management processes, including allocation of investment opportunities among clients and consistency of portfolios with clientsʹ investment objectives, disclosures by the Trust, and applicable regulatory restrictions;

b)  Trading practices, including procedures by which the Trust satisfies its best execution obligation, uses client brokerage to obtain research and other  services  (ʺsoft  dollar  arrangementsʺ),  and  allocates  aggregated trades among clients;

c)   Proprietary  trading  of  the  Trust  and  personal  trading  activities  of supervised persons;

d)  The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

e)  Safeguarding of client assets from conversion or inappropriate use by advisory personnel;

f)

The accurate creation of required records and their maintenance in a manner  that  secures  them  from  unauthorized  alteration  or  use  and protects them from untimely destruction;

g)  Marketing of advisory services, including the use of solicitors;

h)  Processes  to  value  client  holdings  and  assess  fees  based  on  those valuations;

i)

Safeguards for the privacy protection of client records and information;and

j)

Business continuity plans.

It is understood that the Chief  Compliance Officer  of  each  Fund’s  investment adviser is primarily responsible for compliance by such organization with Rule

206(4)‐7  under  The  Investment  Advisers  Act  of  1940,  as  amended,  and  for overseeing, with respect to the portfolios they advise, each of the foregoing items.

Underwriter Review

The review of the policies and procedures of each Fund’s underwriter shall cover, among other things, to the extent applicable to the Trust:

a)  The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)  The accurate creation of required records and their maintenance in a manner  that  secures  them  from  unauthorized  alteration  or  use  and protects them from untimely destruction;

c) Proprietary trading of the Trust and personal trading activities of supervised persons;

d)  The Fund’s selling agreement process;

e)   Anti‐money laundering policies and procedures;

f)

Advertising review process, submission of materials to FINRA and the maintenance of advertising review records; and g)  Business continuity plans.

Fund Administrator, Fund Accounting and Fund Transfer Agent Review

The review of the policies and procedures of each Fund’s administrator, fund accountant and transfer agent shall cover, among other things, to the extent applicable to the Trust:

a)   The accuracy of disclosures made to investors, clients, and regulators, including account statements and advertisements;

b)  Maintenance

of

Fund

records

including

board

materials

and

correspondence with regulators;

c)   Proprietary  trading  of  the  Trust  and  personal  trading  activities  of supervised persons;

d)  Processes to ensure timely filing of Fund reports;

e)   Auditors comments noted in SSAE 16 reports;

f)

Anti‐money laundering policies and procedures; and g)  Business continuity plans.

As part of its review, NLCS may rely on summaries, reviews or statements prepared by the chief compliance officers of a Service Provider or a third party.

Each Service Provider is responsible for proper developments and implementation of its policies and procedures.  Although NLCS performs a review of each Service Provider’s policies,  procedures  and  standard  business  practices,  NLCS  is  not  responsible  and cannot ensure that all necessary policies are adopted and implemented by such Service Provider.

Phase II ‐ Amending and Drafting of Policies and Procedures

Based on the analysis performed under Phase I of the engagement, NLCS will conduct any additional research that is necessary in order to ensure that the current practices of the Trust are in compliance with the Federal Securities Laws and relevant rules promulgated thereunder. Additionally, NLCS will recommend amendments and draft policies and procedures for the areas identified in Phase I, including amending the policies and procedures as they pertain to:

a.  Consistency with regulatory expectations of risk based policies and procedures;

b.   Maintaining compliance with SEC regulations, under Rule 38a‐1 under the 1940 Act;

and

c.   Consistency  within  the  structure,  organization,  and  format  of  the  policies  and procedures.

Any amendments to the policies and procedures drafted by NLCS will be based on industry best practices and regulatory pronouncements. Upon completion of Phase II, the Trust will have customized policies and procedures that are designed to assist the Trust in complying with Rule 38a‐1 under the 1940 Act.   These procedures will be compiled in a manual that also will describe the overall implementation of the Trust’s Compliance Program (the “Compliance Program Manual”).  This Compliance Program Manual will serve as the Trust’s primary policy and procedures manual and will include summaries of the compliance policies and procedures of each of the Fund’s Service Providers.

Phase III – Ongoing Monitoring and Board Reporting

Once   the   Trust’s   Compliance   Program   Manual   is   complete,   the   Trust’s   Chief

Compliance Officer will present it to the Board for approval.

Thereafter, the Trust’s Chief Compliance Officer will create any appropriate records and monitor the Trust’s Compliance Program for effectiveness, including ongoing dialogue with key compliance personnel at the Trust’s Service Providers.

The  Trust’s  Chief  Compliance  Officer  will  conduct  an  annual  review  to  assess compliance with the Trust’s Compliance Program and its overall effectiveness, and will prepare a written report to the Trust’s Board annually, within sixty calendar days of the completion of the annual review, that addresses the operation of the policies and procedures of the Fund and its Service Providers, any material changes made to those policies and procedures since the date of the last report, and any material changes to the policies and procedures recommended as a result of the annual review, and each “Material Compliance Matter” as defined in Rule 38a‐1 of the 1940 Act.

II. STAFFING AND TIMING

Under the terms of this Agreement, NLCS will provide the services of William Kimme, who shall be appointed by the Board as the Chief Compliance Officer for the Trust and each Fund.  In addition, NLCS will provide support staff to Mr. Kimme to assist him in all aspects of his duties under this Agreement.  Mr. Kimme will lead the engagement and will have overall supervisory responsibility for the ongoing obligations hereunder. A brief biography for Mr. Kimme is included in Appendix C to this Agreement.

The timeline for this engagement, although subject to change, will be as follows:

ON‐SITE

The on‐site portion will consist primarily of reviewing the policies and procedures identified in Phase I above as well as interviews of the relevant personnel throughout the different business lines of the Trust.

Visits to Service Providers of the Trust will include:

1)   On‐site visit to each Fund’s administrator, fund accountant and transfer agent.

2)   On‐site visit to each Fund’s principal underwriter.

3)   On‐site visit to each Fund’s investment adviser.

4)   Visits to each of the foregoing Service Providers will include consultation with the Chief Compliance Officer of the respective Service Provider.

OFF‐SITE

The off‐site portion of this engagement will consist of NLCS devoting significant time reviewing notes from its visits with the Service Providers, continuing follow‐up and communication with necessary Service Provider personnel, Trust officers, legal advisors, etc. and preparing any amendments and drafting new policies and procedures as may be required under Phase II.

III. PAYMENT

In consideration of the timely and satisfactory performance of the services indicated above, NLCS shall be compensated as indicated in the attached Appendix B. The payment of all fees and the reimbursement of all Out of Pocket Expenses shall be due and payable within thirty (30) days of receipt of an invoice from NLCS (the “Due Date”). Interest may accrue, at the maximum amount permitted by law, on any invoice balance that remains unpaid after its Due Date.

IV. INDEPENDENT CONTRACTOR

NLCS shall act as an independent contractor and not as an agent of the Trust and NLCS shall make no representation as an agent of the Trust, except that the Chief Compliance Officer shall act as an appointed officer of the Trust and shall be empowered with full responsibility and authority to develop and enforce appropriate policies and procedures for the Trust.

NLCS does not offer legal or accounting services and does not purport to replace the services provided by legal counsel or that of a certified public accountant. If contracts are provided, they will be forms only and the provision of such contracts does not constitute and should not be deemed to be legal advice. The representatives of NLCS are experts, and as such will make every reasonable effort to provide the services described in this Agreement. However, there is no guarantee that work performed by NLCS will be favorably received by any regulatory agency.

Though NLCSʹs work may involve analysis of accounting and financial records, at no time will work performed by NLCS be deemed to be an audit of the Trust in accordance with generally accepted auditing standards or otherwise, nor will any work performed by NLCS consist of a review of the internal controls of the Trust.

V. PROPRIETARY INFORMATION

NLCS recognizes that the Trust may be subject to the provisions of the U.S. Securities and Exchange Commission’s Regulation S‐P, or other privacy rules promulgated under the Gramm ‐Leach‐Bliley Act (the ʺGLBAʺ).  In carrying out its consulting duties, NLCS will acquire information of a confidential nature relating to the Trust’s business activities and its clients.     NLCS hereby agrees to maintain the confidentiality of the Trust’s information in accordance with GLBA and shall not use, publish, or otherwise disclose any information pertaining to the Trust, a Fund or its Service Providers unless required by law or in response to regulatory inquiries.

VI. STANDARD OF CARE, INDEMNIFICATION AND RELIANCE

a.

Indemnification of NLCS.   The Trust shall on behalf of each Fund, indemnify and hold NLCS harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to: (i) the Trust’s refusal or failure to comply with the terms of this Agreement,  (ii)  the  Trust’s  lack  of  good  faith,  gross  negligence  or  willful misconduct with respect to the Trust’s performance under or in connection with this Agreement, or (iii) all reasonable actions taken by NLCS hereunder in good faith without gross negligence, willful misconduct or reckless disregard of its duties. NLCS shall not be liable for, and shall be entitled to rely upon, and may act upon information, records and reports generated by the Trust, advice of the Trust, or of counsel for the Trust and upon statements of the Trust’s independent accountants, and shall be without liability for any action reasonably taken or omitted pursuant to such records and reports or advice, provided that such action is not, to the knowledge of NLCS, in violation of applicable federal or state laws or regulations, and provided further that such action is taken without gross negligence, bad faith, willful misconduct or reckless disregard of its duties.  The Trust shall hold NLCS harmless in regard to any liability incurred by reason of the inaccuracy of such information provided by the Trust or its other Service Providers or for any action reasonably taken or omitted in good faith reliance on such information.

b.

Indemnification of the Trust. NLCS shall indemnify and hold the Trust and each

Fund harmless from and against any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to NLCS’s refusal or failure to comply with the terms of this Agreement, or which arise out of NLCS’s lack of good faith, gross negligence or willful misconduct with respect to NLCS’ performance under or in connection with this Agreement.

c.

Reliance.  Except to the extent that NLCS may be liable pursuant to this Section VI, NLCS shall not be liable for any action taken or failure to act in good faith in reliance upon:

i.   advice of the Trust or of counsel to the Trust;

ii.   any  written  instruction or  certified  copy  of  any  resolution of  the Board, and NLCS may rely upon the genuineness of any such document, copy or facsimile thereof reasonably believed in good faith by NLCS to have been validly executed;

iii.  any signature, instruction, request, letter of transmittal, certificate, opinion  of  counsel,  statement,  instrument,  report,  notice,  consent,

order, or other document reasonably believed in good faith by NLCS to be genuine and to have been signed or presented by the Trust or other proper party or parties; or

iv.   reasonable actions taken by NLCS based on information provided by other Service Providers to the Trust.

NLCS shall not be under any duty or obligation to inquire into the validity or invalidity or authority or lack of authority of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which NLCS reasonably believes in good faith to be genuine.

d.

Errors of Others.  NLCS shall not be liable for the errors of other Service Providers to the Trust, and errors in information provided by an investment adviser or custodian to the Trust.

e.

Limitation of Shareholder and Board Liability.   The Trustees of the Trust and the shareholders of the Funds shall not be liable for any obligations of the Trust or of the Funds under this Agreement, and NLCS agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund to which NLCS’s rights or claims relate in settlement of such rights or claims, and not to the Trustees of the Trust or the shareholders of such Fund.   It is expressly agreed that the obligations of the Trust hereunder shall not be binding upon any of the Trustees, shareholders, nominees, officers, agents or employees of the Trust personally, but bind only the property of the Trust, as provided in the Declaration of Trust.  The execution and delivery of this Agreement have been authorized by the Board of the Trust and signed by the officers of the Trust, acting as such, and neither such authorization by such Board and shareholders nor such execution and delivery by such officers shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust.  A copy of the Agreement and Declaration of Trust is on file with the Secretary of State of Delaware.

f.

In the event that NLCS is requested, pursuant to subpoena or other legal process, to provide testimony or produce its documents relating to its engagement under this Agreement, in judicial or administrative proceedings to which NLCS is not a party, NLCS shall promptly notify the Trust and shall be reimbursed by the Trust at the then current standard billing rates for NLCSʹs professional time and expenses, including  reasonable  attorneys’  fees  incurred  responding  to  such request.

Notwithstanding the indemnification provisions above, to the extent that the Chief Compliance Officer incurs any liability in connection with the performance of his duties under this Agreement, he shall be covered under the Directors and Officers Errors and Omissions insurance policy of the Trust, in accordance with the terms therein and the deductible shall be covered by the Trust.

VII. CONDITIONS PRECEDENT

The following conditions must be met within a reasonable amount of time following the execution of this Agreement:

a.

The investment adviser for each Fund will officially appoint a Chief Compliance Officer pursuant to Rule 206(4)‐7 under the Investment Advisers Act of 1940 (ʺAdvisers Actʺ), to fulfill all required duties thereunder.

b.

The Trust’s Chief Compliance Officer shall be covered under the Trust’s Directors and Officers Errors and Omissions Insurance as an officer of the Trust.

c.

NLCS will maintain an Errors and Omissions Insurance policy.

VIII. WARRANTY

NLCS warrants that it is under no obligation to any other entity that in any way is in conflict with this Agreement and that it is free to enter into this Agreement.

IX. EFFECTIVE DATE, TERM AND TERMINATION

a.

Effective Date and Term.   This Agreement shall become effective on the date first above written and shall continue for a period of one (1) year (the “Initial Term”). This Agreement shall automatically continue for successive one year periods (a “Renewal Term”) subject to approval of the Board of the Trust, including approval by a majority of the Independent Trustees.

b.

Termination.  This Agreement may be terminated (i) at the end of the Initial Term (or Renewal Term) by either party by providing at least ninety (90) days’ written notice prior to the commencement of a Renewal Term, (ii) in accordance with Section X as a result of the removal of the Chief Compliance Officer, or (iii) upon written notice of a material breach, provided that a party shall have 30 days to remedy a material breach. In the event of termination, NLCS agrees that it will cooperate in the smooth transition of services and to minimize disruption to the Trust and its shareholders.

c.

Fees Resulting from Termination. Except in the event of a termination (i) by the Trust due to an uncured material breach by NLCS or (ii) pursuant to Section X(b) or X(d), the Trust shall pay NLCS all compensation and fees owing through the Initial Term, or any Renewal Term, as applicable, on the date of termination or the date that the provision of services cease, whichever is later.  For a termination (i) by the Trust due to an uncured material breach by NLCS or (ii) pursuant to Section X(b) or X(d), the Trust shall pay NLCS all compensation and fees owing through the date of termination or the date that the provision of services ceases, whichever is later.

d.

Reimbursement of NLCS’s Expenses.   In addition to the fees owing in accordance with subsection (c), if this Agreement is terminated for any reason with respect to a Fund or Funds, NLCS shall be entitled to collect from the Trust the amount of all of NLCS’s   reasonable   labor   charges   and   cash   disbursements  for   services   in connection with NLCS’s activities in effecting such termination, including, without limitation, the labor costs and expenses associated with delivery of any compliance records of each such Fund from its computer systems, and the delivery to the Trust and/or its designees of related records, instruments and documents, or any copies thereof.

X. EXCEPTIONS RESULTING FROM BOARD ACTION UNDER RULE 38a‐1

a.

Termination.

If the Board dismisses the Trust’s Chief Compliance Officer, this Agreement will either end immediately (subject to the provisions of Section IX) or, Compliance Officer for Board consideration and approval to continue the Chief Compliance Officer duties set forth under this Agreement.

b.

Prevention of Termination.  If NLCS wishes to dismiss the Chief Compliance Officer under the terms of NLCS’s arrangement with the Chief Compliance Officer, NLCS will present its plan of action to the Board prior to taking such action.  Under such circumstances NLCS may, at its own discretion, offer to present another Chief Compliance Officer candidate to the Board that would work through NLCS.  If the Board approves the new Chief Compliance Officer, the contract would continue as amended to reflect the new Chief Compliance Officer.   If, the Board chooses to engage its own Chief Compliance Officer as a result of NLCS dismissing the Chief Compliance Officer under this Agreement, the contract with NLCS would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.

c.

Change in Compensation.   If the Board decides to increase the Chief Compliance Officer’s compensation or provide a bonus to the Chief Compliance Officer, then the fees paid to NLCS by the Trust will increase proportionately for any amounts it deems due to the Chief Compliance Officer above the amounts due to NLCS under this Agreement.  Any attempt by the Board to reduce the salary of the Chief Compliance Officer would be contrary to the terms of this Agreement.

d.

Resignation by Chief Compliance Officer.  If the Chief Compliance Officer voluntarily resigns, at the discretion of both parties, NLCS may present an alternative Chief Compliance Officer for Board consideration and approval to continue Chief Compliance Officer duties under this Agreement.  If the Board chooses to end its relationship with NLCS as a result of such voluntary resignation by the Chief Compliance Officer, this Agreement would end, and the Trust would pay NLCS only for fees and Out of Pocket Expenses accrued up to the point in time when the Board’s new Chief Compliance Officer officially assumes responsibility.   NLCS will make every effort to assist the Board in a smooth transition during this period.

XI. MISCELLANEOUS

a.

Amendments.  No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by both parties hereto.

b.

Governing Law.   This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York. parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

d.

Counterparts.     The  parties  may  execute  this  Agreement  on  any  number  of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

e.

Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

f.

Force Majeure.  Neither party shall be liable to the other for failure to perform if the failure results from a cause beyond its control, including, without limitation, fire, electrical, mechanical, or equipment breakdowns, delays by third party vendors and/or communications carriers, civil disturbances or disorders, terrorist acts, strikes, acts of governmental authority or new governmental restrictions, or acts of God.

g.

Headings.   Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

h.

Notices.  All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand or by overnight, registered or certified mail, postage prepaid, to each party at the address set forth below or at such new address designated by such party by notice given.

To the Trust:	To NLCS:
J. Grayson Sanders President PREDEX 17605 Wright Street, Suite 2 Omaha, Nebraska 68130 402-493-4603 gsanders@predexcapital.com	Michael J. Wagner President Northern Lights Compliance Services, LLC 80Arkay Drive, Suite 110 Hauppauge, NY 11788 (631) 470‐2604 Michael.Wagner@NLCompliance.com

With a copy to:

JoAnn Strasser, Esq. Thompson Hine LLP

41 S. High Street, Suite 1700

Columbus, OH 43215

JoAnn.Strasser@thompsonhine.com

614‐469‐3200

i.

Distinction of Funds.  Notwithstanding any other provision of this Agreement, the parties agree that the assets and liabilities of each Fund of the Trust are separate and distinct from the assets and liabilities of each other Fund and that no Fund shall be liable or shall be charged for any debt, obligation or liability of any other Fund, whether arising under this Agreement or otherwise.

j.

Representation of Signatories.    Each  of  the  undersigned expressly warrants  and represents that they have full power and authority to sign this Agreement on behalf of the party indicated and that their signature will bind the party indicated to the terms hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized persons, as of the day and year first above written.

PREDEX /s/ J. Grayson Sanders By: J. Grayson Sanders President	NORTHERN LIGHTS COMPLIANCE SERVICES, LLC /s/ Michael J. Wagner By: Michael J. Wagner President

The undersigned investment adviser hereby acknowledges and agrees to the terms of this Consulting Agreement.

Name of Adviser: PREDEX Capital Management, LLC
Address of Adviser: 610 Newport Center Drive, Suite 600 Newport Beach, CA 92660

By:

/s/ J. Grayson Sanders

             J. Grayson Sanders

  Managing Principal

APPENDIX A

List of Funds

As of March 21, 2013

PREDEX

APPENDIX C

  Resume of William Kimme

W ILL I AM BRI AN K IMME , JD,  MBA,  CHP  Le vel  1

Northern Lights  Compliance Services, LLC

17605  Wright Street, Omaha, NE 68130  • 402-896-7569 • william.kimme@nlcompliance.com

P ROF ESSIONAL  E XPE R IE N C E

NORTHERN LIGHTS COMPLIANCE SERVICES, LLC, Omaha, NE                                 9/2011 to Present

Senior Compliance Officer

Serves as a Chief Compliance Officer to mutual fund clients, and shared trusts of mutual funds.  Provides expertise for alternative funds. Preparing and/or assisting in the preparation of periodic reports including the annual report of the fund's compliance program to the fund's Board of Trustees. Visiting sites of all advisors, sub-advisors, and other third party providers to review and evaluate compliance programs.  Drafting policies and procedures for trust clients and investment adviser clients.

MICK & ASSOCIATES, P.C., LLO, Omaha, NE                                                                   8/2009 to 9/2011

Corporate, Regulatory, and Compliance Professional

High-profile consultant charged with reviewing investment advisers and money managers for audit and regulatory and compliance issues as part of due diligence services provided to clients.   Concurrently accountable for conducting due diligence on bank and bank holding companies, managed futures funds, registered investment companies (BDCs), hedge funds, and other private offerings.

▪

Rendered reviews on over $10B of Reg. D and registered offerings comprised of managed futures, commodity pool, venture capital, and hedge fund offerings, as well as business development companies/registered investment company offerings, as well as other private offerings.

FINRA, Chicago, IL and New York, NY                                                                                           1991 to 2009

Assistant Director of Business Strategies, New York, NY (2000 to 2009)

Staff Attorney/Senior Attorney, Chicago, IL (1991 to 2000)

Lead acquisition efforts for the department.   Developed, implemented, and managed strategic plans. Responsible for corporate issues, contract issues, budgets, securities laws issues, regulation and compliance, and ’40 Act issues.  Delivered expert counseling on capital market issues.  Training of staff, arbitrators, regulators, and trade groups.   Project management of new business ventures.   Managed regional staff. Furnished and maintained litigation management of arbitrations and mediations.

▪

Conceptualized  and  introduced  domestic  and  international  program  rules,  manuals,  policies,  and procedures that included local and national rules, regulations, and industry standards.

▪

Non-officer member of the original Task Force assembled to examine the role of the investment advisor and draft regulations for accountability.

E DUC A TION  &  P ROFE SSION AL  D EV ELO P ME NT

Master of Business Administration, THUNDERBIRD SCHOOL OF GLOBAL MANAGEMENT, Glendale, AZ

Juris Doctor, CREIGHTON UNIVERSITY, Omaha, NE

Certified Hedge Fund Professional (CHP) Designation Level 1

A FFILIATI ONS

Institute of Internal Auditors ▪ Association of Corporate Counsel ▪ Former Chair of the Association of Corporate Counsel’s DELVACCA Chapter’s Corporate and Securities Law Committee, and former member of the Audit Committee ▪ Missouri Bar at  the  discretion  of  both  parties,  NLCS  may  present  an  alternative  Chief